EXHIBIT 99.1

BROADRIDGE NARROWS ESTIMATED RANGE FOR SECOND QUARTER 2019 REVENUE

New York, N.Y., November 6, 2018 - Broadridge Financial Solutions, Inc. (NYSE:BR) is narrowing the estimated range of its second quarter fiscal year 2019 total revenue.
In response to a question on its first quarter 2019 earnings conference call and webcast held earlier today, Broadridge indicated that the Company expects its second quarter fiscal year 2019 total revenues to be down by “single digit to low double digits” in comparison with its reported second quarter fiscal year 2018 revenues.
The Company says instead that it expects its second quarter fiscal year 2019 total revenues to decline by a range of 3-6% compared to reported second quarter 2018 total revenues. This decline is projected to be driven by a 40-50% decline in event-driven revenues and a decline in distribution revenues, partially offset by a 5-7% increase in recurring fee revenues, compared to second quarter fiscal year 2018 reported results.
On its earnings conference call earlier today, the Company reaffirmed its full fiscal year 2019 financial guidance.
About Broadridge
Broadridge Financial Solutions, Inc. (NYSE: BR), a $4 billion global Fintech leader and a part of the S&P 500® Index, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset managers and corporate issuers globally. Broadridge’s investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than US $5 trillion in fixed income and equity trades per day. Broadridge employs over 10,000 full-time associates in 18 countries. For more information about Broadridge, please visit www.broadridge.com.
Investors:
Edings Thibault
Investor Relations
(516) 472-5129
Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966